PRESS RELEASE

                            DOLLAR TREE STORES, INC.
            REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $0.14,
                          EXCLUDING SFAS NO. 133 CHARGE

CHESAPEAKE, Va. - October 23, 2001 -- Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's leading $1.00 price point retailer, reported third quarter earnings per common share of $0.13. These results include a $1.4 million non-cash charge, related to recording interest rate swaps to fair value in accordance with SFAS No. 133, which decreased reported EPS by $0.01.

         Sales for the quarter increased 17.9% to $444.7 million compared to sales of $377.3 million for the third quarter of 2000. As previously reported, comparable store net sales decreased 0.1% for the third quarter.

         For the quarter, gross margin was 34.7% compared to 36.8% for the third quarter of 2000. This decrease in gross margin resulted primarily from an increase in merchandise costs, including freight, primarily due to a higher mix of domestic merchandise compared to last year. In addition, we experienced loss of leverage on occupancy and distribution costs and an increase in shrink. The increase in shrink was related to the Philadelphia distribution network, which was replaced by the new Briar Creek distribution facility in August.

         For the quarter, operating expenses, as a percentage of net sales, were 25.7% compared to 24.4% in the third quarter of 2000. The increase in operating expense margin was primarily caused by loss of leverage resulting from decreased comparable store net sales; increases in payroll-related costs, including insurance; and charges recorded in connection with the closing of the Philadelphia distribution facilities.

         Year-to-date net sales were $1,272.4 million in 2001 compared to $1,088.9 million in 2000. Net earnings available to common shareholders were $47.0 million through September 2001 compared to $55.5 million through September 2000. Year-to-date earnings per common share were $0.42 in 2001 compared to $0.50 in 2000.

         Macon Brock, Chairman and CEO, stated, "As we previously noted, we were able to respond to customer demand for more basic consumer goods throughout the quarter, which put added pressure on gross margin. During the quarter, we also successfully transitioned into our Briar Creek distribution center, which improves our logistical operations in the Northeast and increases our capacity to accommodate future growth. While recognizing that this is a challenging and unpredictable retail environment, we believe that we are well positioned with our product mix as we proceed into the fourth quarter. We are well set for a balance between holiday seasonal items and daily basics."

         On Tuesday, October 23, 2001, Dollar Tree will host a conference call at 4:45 p.m. EDT to discuss the third quarter 2001 results. The telephone number for the call is (773) 756-4600, pass code DLTR. A recorded version of the call will be available through midnight Friday, October 26 and may be accessed by dialing (402) 998-1528, pass code DLTR. In addition, the webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at StreetEvents' website, www.StreetEvents.com, and will remain on-line until midnight Friday, October 26.

         Dollar Tree Stores, Inc. is the nation's leading $1.00 discount variety store chain. Dollar Tree Stores operates 1,935 stores in 36 states as of September 30, 2001, with distribution centers in Virginia, Mississippi, Illinois, California, Georgia and Pennsylvania. During 2001, Dollar Tree opened 228 stores, closed 22 stores and expanded or relocated 94 stores through September 30, 2001, expanding gross retail square footage by 2.5 million square feet to approximately 12.3 million gross retail square feet at the end of the period.


A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding our future merchandise mix and the effect of our Briar Creek distribution center on our current and future operations in the Northeast.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Business" section in our Annual Report on Form 10-K filed March 30, 2001, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section in that Annual Report and in our Quarterly Report on Form 10-Q filed August 14, 2001. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.


CONTACT:              Dollar Tree Stores, Inc., Chesapeake
                      Eric Coble or Erica Robb, 757/321-5000
                      www.DollarTree.com


                                                            DOLLAR TREE STORES, INC.
                                                    Condensed Consolidated Income Statements
                                             For the Three Months and Nine Months Ended September 30
                                                  (Amounts in thousands, except per share data)
                                                                   (Unaudited)


                                                                  Third Quarter                            Year-to-Date
                                                                  -------------                            ------------
                                                         2001                 2000                   2001                 2000
                                                    ----------------    -----------------      ----------------    -----------------

Net sales                                              $444,745             $377,318             $1,272,425           $1,088,932

Cost of sales                                           290,450              238,328                829,582              698,324
Merger-related costs (a)                                      -                    -                      -                1,100

Gross profit                                            154,295              138,990                442,843              389,508
                                                          34.7%                36.8%                  34.8%                35.8

Operating expenses                                      114,513               92,023                325,058              261,381
                                                          25.7%                24.4%                  25.5%                24.0%

Merger-related expenses (a)                                   -                    -                      -                3,266
Depreciation/amortization                                13,962               10,638                 38,781               28,887

Operating income                                         25,820               36,329                 79,004               95,974
                                                           5.8%                 9.6%                   6.2%                 8.8%

Interest expense, net                                       763                  799                    580                1,917
Other expense (b)                                         1,379                    -                  1,974                    -

Earnings before income taxes                             23,678               35,530                 76,450               94,057
                                                           5.3%                 9.4%                   6.0%                 8.6%

Income tax expense                                        9,126               13,680                 29,457               36,720

Net earnings before extraordinary item                   14,552               21,850                 46,993               57,337

Loss on debt extinguishment,
 net of tax benefit of $242                                   -                    -                      -                  387

Net earnings                                             14,552               21,850                 46,993               56,950
                                                           3.3%                 5.8%                   3.7%                 5.2%

Net earnings available to common shareholders (c)        14,552               21,850                 46,993               55,537
                                                           3.3%                 5.8%                   3.7%                 5.1%

Net earnings per common share:
  Basic                                                   $0.13                $0.21                  $0.42                $0.54
  Weighted average number of shares                     112,363              106,115                112,214              102,254

  Diluted                                                 $0.13                $0.19                  $0.42                $0.50
  Weighted average number of shares                     113,237              113,499                112,951              111,298

(a) Merger related costs and expenses, net of taxes, were $3,134 for the nine months ended September 30, 2000.

(b) Amount represents the earnings impact of recording non-hedging interest rate swaps to market value in accordance with Statement of Financial Accounting Standards No. 133, which was effective January 1, 2001.

(c) Amounts include accretion of the cumulative preferred stock to redemption value, accrued preferred stock dividends and amortization of the discount on preferred stock. The amount deducted from net earnings available to common shareholders is $1,413 for the nine months ended September 30, 2000.


                                             DOLLAR TREE STORES, INC.
                                         Condensed Consolidated Balance Sheets
                                                (Dollars in thousands)



                                                         Sept. 30,              Dec. 31,               Sept. 30,
                                                          2001                   2000                   2000
                                                     ---------------         ---------------       -----------------
                                                       (Unaudited)                                   (Unaudited)

Cash and cash equivalents                              $  44,844                $ 181,166               $  23,954
Merchandise inventories                                  438,383                  258,687                 350,055
Other current assets                                      32,525                   37,661                  33,410
                                                       ---------                ---------               ---------



Total current assets                                     515,752                  477,514                 407,419
                                                       ---------                ---------               ---------

Property and equipment, net                              271,603                  211,632                 201,100
Goodwill, net                                             38,862                   40,376                  40,881
Other assets, net                                         18,693                   17,337                  16,786
                                                       ---------                ---------               ---------

Total assets                                           $ 844,910                $ 746,859               $ 666,186
                                                       =========                =========               =========


Accounts payable                                       $ 135,720                $  75,404               $  89,463
Income taxes payable                                      18,822                   23,448                     201
Other current liabilities                                 43,274                   50,453                  30,464
Current portion of long-term debt                         25,000                   25,000                  41,900
                                                       ---------                ---------               ---------

Total current liabilities                                222,816                  174,305                 162,028
                                                       ---------                ---------               ---------

Long-term debt, excluding current portion                 12,000                   18,000                  18,000
Other liabilities                                         42,178                   35,896                  34,256
                                                       ---------                ---------               ---------

Total liabilities                                        276,994                  228,201                 214,284
                                                       ---------                ---------               ---------

Shareholders' equity                                     567,916                  518,658                 451,902
                                                       ---------                ---------               ---------

Total liabilities and
 shareholders' equity                                  $ 844,910                $ 746,859               $ 666,186
                                                       =========                =========               =========


STORE DATA:
Number of stores open at
  end of period                                            1,935                    1,729                   1,677
Total gross square footage
  (in thousands)                                          12,283                    9,832                   9,295

                                                        DOLLAR TREE STORES, INC.
                                         Condensed Consolidated Statements of Cash Flows
                                                        (Dollars in thousands)



                                                            Nine-months ended            Year ended           Nine-months ended
                                                               Sept. 30,                  Dec. 31,                Sept. 30,
                                                                  2001                      2000                    2000
                                                               ------------             ------------           -------------
                                                              (Unaudited)                                     (Unaudited)

Cash flows from operating activities:


      Net income                                                 $ 46,993                 $ 121,622               $ 56,950
                                                                 --------                 ---------               --------
      Adjustments to reconcile net income to net cash
          provided by (used in)operating activities:
          Depreciation and amortization                            38,781                    41,971                 28,887
          Other non-cash adjustments                                3,259                    14,813                 13,727
          Changes in working capital                             (120,428)                  (71,141)              (189,347)
                                                                 --------                 ---------               --------

              Total adjustments                                   (78,388)                  (14,357)              (146,733)
                                                                 --------                 ---------               --------
                  Net cash provided by (used in) operating        (31,395)                  107,265                (89,783)
                       activities                                --------                 ---------               --------

Cash flows from investing activities:
      Capital expenditures                                        (98,064)                  (95,038)               (71,618)
      Proceeds from sale of property and equipment                     48                       271                    199
                                                                 --------                 ---------               --------

                  Net cash used in investing activities           (98,016)                  (94,767)               (71,419)
                                                                 --------                 ---------               --------

Cash flows from financing activities:
      Net change in revolving credit facilities                         -                    (6,500)                10,400
      Repayment of long-term debt and facility fees                (6,239)                  (27,708)               (27,708)
      Principal payments under capital lease obligations           (2,661)                   (3,274)                (2,371)
      Proceeds from stock issued pursuant to stock-based
          compensation plans                                        5,761                    24,563                 23,248
      Repurchase of common stock (a)                               (3,772)                        -                      -
                                                                 --------                 ---------               --------

           Net cash provided by (used in) financing activities     (6,911)                  (12,919)                 3,569
                                                                 --------                 ---------               --------
Net decrease in cash and cash equivalents                        (136,322)                     (421)              (157,633)
                                                                 --------                 ---------               --------
Cash and cash equivalents at beginning of period                  181,166                   181,587                181,587
                                                                 --------                 ---------               --------

Cash and cash equivalents at end of period                       $ 44,844                 $ 181,166               $ 23,954
                                                                 ========                 =========               ========

(a) Represents the repurchase of 225,000 shares of outstanding common stock pursuant to the Securities and Exchange Commission's Emergency Relief Order, which has since expired.
